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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): NOVEMBER 13, 1997



                           INNOSERV TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


       CALIFORNIA                    0-13608                95-3619990
(State or other jurisdiction   (Commission File Number)  (I.R.S. Employer
 of incorporation)                                        Identification Number)


     320 WESTWAY, SUITE 520, ARLINGTON, TEXAS                   76018
     (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (817) 468-3377


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

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ITEM 5.   OTHER EVENTS.

     Pursuant to a Stock Purchase Agreement dated November 13, 1997 ("Agreement"), among InnoServ Technologies, Inc., a California corporation ("Registrant"), MEDIQ Incorporated ("MEDIQ") and MEDIQ Investment Services, Inc. ("MIS" and together with MEDIQ, collectively the "Seller"), each a Delaware corporation, Registrant reacquired from Seller 2,026,438 shares of the Registrant's common stock ("Shares") and a warrant to purchase 325,000 shares of the Registrant's common stock ("Warrant"). Such 2,026,438 shares represented approximately 40% of the outstanding shares of common stock of the Registrant. The Shares and Warrant had been issued to MEDIQ in connection with the Registrant's acquisition of MEDIQ Equipment and Maintenance Services, Inc., a wholly-owned subsidiary of MEDIQ, in August 1994.

     Under the terms of the Agreement, no cash payment was made for the reacquisition of the Shares and Warrant. However, in the event of a change of control of the Registrant prior to April 1, 1998, Seller will be entitled to certain payments from the acquiring party as if 100% of the Shares remained outstanding. In the event of a change of control of the Registrant from and after April 1, 1998 and through September 30, 1998, Seller will be entitled to certain payments as if 50% of the Shares remained outstanding.

     Additionally, in connection with the transaction, MEDIQ and Registrant agreed to terminate certain continuing arrangements including the right to designate two directors. Consequently, Thomas E. Carroll, President and Chief Executive Officer of MEDIQ, who had been serving at MEDIQ's designation, resigned from the Registrant's Board of Directors. Michael Sanders, the former Chief Financial Officer of MEDIQ, who also had been serving at MEDIQ's designation, will continue as a director of Registrant.

ITEM 7.   EXHIBITS.

     99.1 Stock Purchase Agreement dated November 13, 1997, among Registrant, MEDIQ Incorporated and MEDIQ Investment Services, Inc.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 1997                INNOSERV TECHNOLOGIES, INC.
                                                (Registrant)


                                       By: /s/ Thomas Hoefert
                                          -----------------------------------
                                          Thomas Hoefert
                                          Vice President and Chief Financial
                                            Officer
                                          (Duly authorized officer and Principal
                                           Financial and Accounting Officer)













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